Exhibit 99.1

   ------------------Press Release, dated December 16, 2004------------------

                                                           FOR IMMEDIATE RELEASE

    CARNIVAL CORPORATION & PLC REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

      MIAMI (December 16, 2004) - Carnival Corporation & plc (NYSE/LSE: CCL;
NYSE: CUK) reported net income of $294 million, or $0.36 diluted EPS, on revenues of $2.24 billion for its fourth quarter ended November 30, 2004. Net income for the fourth quarter of 2003 was $205 million, or $0.26 diluted EPS, on revenues of $1.82 billion. As previously announced, earnings per share for the 2004 fourth quarter were reduced by approximately $0.04 per share as a result of disruptions to cruises caused by the unprecedented level of hurricane activity this fall.

      Net income for the year ended November 30, 2004 was $1.85 billion ($2.24 diluted EPS) on revenues of $9.73 billion, compared to pro forma net income of $1.21 billion ($1.49 diluted EPS) on pro forma revenues of $7.60 billion for the same period in 2003. Reported net income and diluted EPS for the twelve months ended November 30, 2003 were $1.19 billion and $1.63, respectively.

      For the fourth quarter of 2004, the company elected to retroactively early adopt a new accounting pronouncement that requires the company to treat all of its contingently convertible notes as outstanding for its diluted earnings per share computations. Accordingly, the company has decreased its previously reported and pro forma full year 2003 diluted earnings per share by $0.03. Also, as a result of this change, the company's full year 2004 diluted earnings per share is $0.02 less than previously expected.

      Net revenue yields (net revenue per available lower berth day) for the fourth quarter of 2004 increased 10.1 percent compared to net revenue yields in the prior year, primarily due to higher cruise ticket prices and onboard revenues and, to a lesser extent, the weak U.S. dollar relative to the euro and sterling. Net revenue yields as measured on a local currency basis ("constant dollar basis") increased 7.5 percent over the same period last year. Gross revenue yields increased 10.3 percent.

      For the 2004 year, net revenue yields increased 9.8 percent (gross revenue yields increased 9.7 percent), the largest single increase in the company's history.

      Net cruise costs per available lower berth day ("ALBD") for the fourth quarter of 2004 were up 9.1 percent compared to costs for the same period last year. On a constant dollar basis, net cruise costs per ALBD increased 6.5 percent from the same period last year primarily due to significantly higher fuel costs, costs associated with the Cunard reorganization and costs related to the hurricanes. Gross cruise costs per ALBD increased 9.6 percent compared to the prior year.

      Carnival Corporation & plc Chairman and CEO Micky Arison said that he was pleased with the company's performance during the quarter. "Despite an unusually severe Atlantic hurricane season that disrupted several cruises and adversely impacted earnings, we still turned in an excellent fourth quarter to help propel us to the best year in the history of the company. We also laid the groundwork for future expansion over the next five years, ordering ships for several different brands operating in all the major regions of the global marketplace, positioning the company well for continued growth," he said.

      During the 2004 fourth quarter, the company ordered six new ships, which are expected to be delivered between 2007 and 2009. The newbuilds include two 68,500-ton ships for AIDA Cruises in Germany, a 110,000-ton "Conquest-class" ship for Carnival Cruise Lines, and a 116,000-ton "Caribbean Princess-class" ship for Princess Cruises, as well as a 110,000-ton and a 116,000-ton vessel, which are likely to operate under the company's European brands.

      Even with these future capital commitments, because of the expected strong cash flow in coming years, during the 2004 fourth quarter the company's board of directors authorized the repurchase of up to $1 billion of Carnival Corporation and Carnival plc shares and increased its quarterly dividend by 20 percent to $0.15 per share.

      Also during the fourth quarter, Costa Cruises took delivery of the 2,702-passenger Costa Magica, which is one of the largest European passenger vessels. The Costa Magica began operating a series of European cruises this winter out of Italy.

      Arison pointed out that including the introduction of the Carnival Valor, currently underway, the company has introduced a record eight new cruise ships over the last twelve months. Among the ship introductions in the last year was Cunard Line's 150,000-ton Queen Mary 2, the largest and most widely recognized passenger vessel ever constructed. The other ships introduced include Princess Cruises' 2,674-passenger Diamond Princess and Sapphire Princess, and 3,100-passenger Caribbean Princess; Carnival Cruise Lines' 2,124-passenger Carnival Miracle; Holland America Line's 1,848-passenger Westerdam; and the Costa Magica.

      "In the first full year since the historic merger of Carnival Corporation and P&O Princess, the performance of the new combined company has been superb," Arison said. "I want to acknowledge and thank our 70,000 employees, both shipboard and shoreside, for their fine performance and contribution to this record year, characterized by record revenues, yield increases, net income and earnings per share. After three extremely challenging years, 2004 has emerged as the best in the history of the company and is a testament to the resilience of the cruise industry and the continuing appeal of cruise vacations," he said.

2005 Outlook

      Looking forward to 2005, Arison said the company was very optimistic about its prospects next year. "The strength of our 2005 advance bookings, combined with the continued strength in overall leisure travel, builds confidence that 2005 will be another very good year," Arison noted. "We are entering 2005 with a significant head start over 2004. Even with an expected nine percent capacity increase in 2005, we have less inventory to sell now than at this time last year. Also, the booking curve has lengthened substantially from where it was last year at this time, which provides the opportunity to execute our pricing strategies to maximize revenue yields," he added.

      For the year 2005, advance booking levels are significantly ahead of the prior year's levels on a capacity adjusted basis, with pricing slightly higher than last year. Assuming a continuing strong demand for travel, the company expects that net revenue yields for 2005 will increase approximately 3 to 5 percent (2 to 4 percent on a constant dollar basis), compared to last year. Net cruise costs per ALBD for 2005 are expected to be flat to up 2 percent (down 1 percent to up 1 percent on a constant dollar basis), compared to 2004. Based on current internal forecasts, the company is comfortable with estimates of $2.70 per share, including the additional dilution from the new accounting pronouncement relating to the computation of earnings per share for convertible notes. The company's guidance is based on flat fuel pricing compared to 2004, which is in line with the forward curve for bunker fuel, and an exchange rate of $1.30 to the euro and $1.86 to the sterling.

      For the first quarter of 2005, the company expects net revenue yields to increase 5 to 7 percent (4 to 6 percent on a constant dollar basis) compared to last year. Net cruise costs per ALBD are expected to be flat to up 1 percent, (flat to down 1 percent on a constant dollar basis) compared to last year. Based on these estimates, the company expects diluted earnings per share for the first quarter of 2005 to be in the range of $0.38 to $0.40.

      The company has two more ships scheduled for delivery in fiscal 2005 - P&O Cruises' 1,968-passenger Arcadia in April 2005 and Carnival Valor's sister ship, the 2,974-passenger Carnival Liberty, in July 2005.

      Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2004 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web sites at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 12 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises,

AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 77 ships totaling more than 132,000 lower berths with 12 new ships scheduled for delivery between April 2005 and April 2009. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

*******************************************************************************

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, plans, outlook, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; the ability of Carnival Corporation & plc to attract and retain qualified shipboard crew and maintain good relations with employee unions; the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations; the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs; changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates; continued availability of attractive port destinations; the ability to successfully implement cost improvement plans and to integrate business acquisitions; continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers; and unusual weather patterns or natural disasters.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS                                INVESTOR RELATIONS CONTACT
US                                            US/UK
Carnival Corporation & plc                    Carnival Corporation & plc
Tim Gallagher                                 Beth Roberts
1 305 599 2600, ext. 16000                    1 305 406 4832

UK
Brunswick Group
Sarah Tovey
44 (0) 20 7404 5959

2004 Fourth Quarter Earnings

                           CARNIVAL CORPORATION & PLC
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Three Months Ended November 30,     Twelve Months Ended November 30,
                                             -------------------------------     --------------------------------
                                                Reported        Reported        Reported    Pro Forma      Reported
                                                --------        --------        --------    ---------      --------
                                                  2004(1)         2003(1)(3)      2004(1)     2003(2)(3)     2003(1)(3)
                                                  ----            ----            ----        ----           ----
                                                                (in millions, except per share data)
Revenues
     Cruise
         Passenger tickets                       $ 1,694         $ 1,368         $ 7,357     $ 5,732        $ 5,039
         Onboard and other                           516             417           2,070       1,600          1,420
     Other                                            33              32             300         264            259
                                                 -------         -------         -------     -------        -------
                                                   2,243           1,817           9,727       7,596          6,718
                                                 -------         -------         -------     -------        -------
Costs and Expenses
     Operating
          Cruise
               Commissions, transportation
                    and other                        345             274           1,572       1,227          1,021
               Onboard and other                      89              74             359         279            229
               Payroll and related                   265             224           1,003         841            744
               Food                                  138             117             550         447            393
               Other ship operating                  478             373           1,763       1,428          1,237
          Other                                       27              27             210         198            190
                                                 -------         -------         -------     -------        -------
          Total                                    1,342           1,089           5,457       4,420          3,814
     Selling and administrative                      341             286           1,285       1,103            936
     Depreciation and amortization                   213             168             812         653            585
                                                 -------         -------         -------     -------        -------
                                                   1,896           1,543           7,554       6,176          5,335
                                                 -------         -------         -------     -------        -------
Operating Income                                     347             274           2,173       1,420          1,383
                                                 -------         -------         -------     -------        -------

Nonoperating (Expense) Income
     Interest income                                   5               7              17          29             27
     Interest expense, net of capitalized
        interest                                     (72)            (67)           (284)       (225)          (195)
     Other income (expense), net                       4                              (5)         11              8
                                                 -------         -------         -------     -------        -------
                                                     (63)            (60)           (272)       (185)          (160)
                                                 -------         -------         -------     -------        -------

Income Before Income Taxes                           284             214           1,901       1,235          1,223

Income Tax Benefit (Expense), Net                     10              (9)            (47)        (25)           (29)
                                                 -------         -------         -------     -------        -------

Net Income                                       $   294         $   205         $ 1,854     $ 1,210        $ 1,194
                                                 =======         =======         =======     =======        =======

Earnings Per Share
    Basic                                        $  0.37         $  0.26         $  2.31     $  1.52        $  1.66
                                                 =======         =======         =======     =======        =======
    Diluted                                      $  0.36         $  0.26         $  2.24     $  1.49(4)     $  1.63(4)
                                                 =======         =======         =======     =======        =======

Dividends Per Share                              $  0.15         $ 0.125         $ 0.525     $  0.44        $  0.44
                                                 =======         =======         =======     =======        =======

Weighted-Average Shares
   Outstanding - Basic                             803.8           798.1           802.3       796.5          717.7
                                                 =======         =======         =======     =======        =======
Weighted-Average Shares
   Outstanding - Diluted                           852.5           817.2           850.5       839.4          759.2
                                                 =======         =======         =======     =======        =======

(1) The reported results for the 2004 three and twelve months and the 2003 three months included Carnival Corporation and Carnival plc for the entire periods. The 2003 twelve month reported results only included Carnival plc since April 17, 2003, the date when the dual listed company ("DLC") transaction was completed.

(2) See note (1) to the Carnival Corporation & plc "Reported and Pro Forma GAAP Reconciling Information."

(3) Reclassifications have been made to certain 2003 amounts to conform to the current period presentation.

(4) The 2003 twelve month diluted earnings per share have been restated and reduced by $0.03 to reflect the change in how the company treats convertible debt with contingent conversion features in its earnings per share computations in accordance with Emerging Issues Task Force Statement 04-08.

2004 Fourth Quarter Earnings

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                           Three Months Ended November 30,           Twelve Months Ended November 30,
                                           -------------------------------           --------------------------------
                                               Reported       Reported         Reported         Pro Forma         Reported
                                               --------       --------         --------         ---------         --------
                                                 2004(1)        2003(1)(3)       2004(1)           2003(2)(3)      2003(1)(3)
                                                 ----           ----             ----              ----            ----
                                                              (in millions, except statistical information)
STATISTICAL INFORMATION
      Passengers carried                        1,543,853      1,366,073        6,306,168         5,422,456        5,037,553
      Available lower berth days(4)            11,141,844      9,929,108       44,009,061        37,554,709       33,309,785
      Occupancy percentage                          102.5%         101.1%           104.5%            102.6%           103.4%

SEGMENT INFORMATION
      Revenues
          Cruise                             $      2,210    $     1,785     $      9,427      $      7,332     $      6,459
          Other                                        43             42              398               350              345
          Intersegment elimination                    (10)           (10)             (98)              (86)             (86)
                                             ------------    -----------     ------------      ------------     ------------
                                             $      2,243    $     1,817     $      9,727      $      7,596     $      6,718
                                             ============    ===========     ============      ============     ============
      Operating expenses
          Cruise                             $      1,315    $     1,062     $      5,247      $      4,222     $      3,624
          Other                                        37             37              308               284              276
          Intersegment elimination                    (10)           (10)             (98)              (86)             (86)
                                             ------------    -----------     ------------      ------------     ------------
                                             $      1,342    $     1,089     $      5,457      $      4,420     $      3,814
                                             ============    ===========     ============      ============     ============

      Selling and administrative expenses
          Cruise                             $        329    $       274     $      1,231      $      1,054     $        896
          Other                                        12             12               54                49               40
                                             ------------    -----------     ------------      ------------     ------------
                                             $        341    $       286     $      1,285      $      1,103     $        936
                                             ============    ===========     ============      ============     ============

      Operating income (loss)
          Cruise                             $        358    $       286     $      2,158      $      1,422     $      1,371
          Other                                       (11)           (12)              15                (2)              12
                                             ------------    -----------     ------------      ------------     ------------
                                             $        347    $       274     $      2,173      $      1,420     $      1,383
                                             ============    ===========     ============      ============     ============

(1) The reported information for the 2004 three and twelve months and the 2003 three months included Carnival Corporation and Carnival plc for the entire periods. The 2003 twelve month reported results only included Carnival plc since April 17, 2003.

(2) See note (1) to the Carnival Corporation & plc "Reported and Pro Forma GAAP Reconciling Information."

(3) Reclassifications have been made to certain 2003 amounts to conform to the current period presentation.

(4) Available lower berth days ("ALBDs") is the total passenger capacity for the period, assuming two passengers per cabin, that we offer for sale, which is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

2004 Fourth Quarter Earnings

                           CARNIVAL CORPORATION & PLC
               REPORTED AND PRO FORMA GAAP RECONCILING INFORMATION

We use net revenue yields to measure our cruise segment revenue performance. Gross and net revenue yields were computed by dividing the gross or net cruise revenues, without rounding, by ALBDs as follows:

                                             Three Months Ended November 30,         Twelve Months Ended November 30,
                                             -------------------------------         --------------------------------
                                                 Reported       Reported         Reported      Pro Forma        Reported
                                                 --------       --------         --------      ---------        --------
                                                   2004           2003             2004          2003(1)          2003
                                                   ----           ----             ----          ----             ----
                                                                 (in millions, except ALBDs and yields)
Cruise revenues
    Passenger tickets                          $      1,694    $     1,368     $      7,357    $      5,732    $      5,039
    Onboard and other                                   516            417            2,070           1,600           1,420
                                               ------------    -----------     ------------    ------------    ------------
Gross cruise revenues                                 2,210          1,785            9,427           7,332           6,459
Less cruise costs
    Commissions, transportation and other              (345)          (274)          (1,572)         (1,227)         (1,021)
    Onboard and other                                   (89)           (74)            (359)           (279)           (229)
                                               ------------    -----------     ------------    ------------    ------------
Net cruise revenues                            $      1,776    $     1,437     $      7,496    $      5,826    $      5,209
                                               ============    ===========     ============    ============    ============

ALBDs                                            11,141,844      9,929,108       44,009,061      37,554,709      33,309,785
                                               ============    ===========     ============    ============    ============

Gross revenue yields (2)                       $     198.28    $    179.77     $     214.21    $     195.23    $     193.91
                                               ============    ===========     ============    ============    ============

Net revenue yields (2)                         $     159.31    $    144.72     $     170.32    $     155.11    $     156.38
                                               ============    ===========     ============    ============    ============

We use net cruise costs per ALBD to monitor our ability to control our cruise segment costs. Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

                                                Three Months Ended November 30,        Twelve Months Ended November 30,
                                                -------------------------------        --------------------------------
                                                   Reported       Reported         Reported        Pro Forma       Reported
                                                     2004           2003             2004             2003(1)         2003
                                                     ----           ----             ----             ----            ----
                                                                (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                        $      1,315    $     1,062     $      5,247     $      4,222    $      3,624
Cruise selling and administrative expenses                329            274            1,231            1,054             896
                                                 ------------    -----------     ------------     ------------    ------------
Gross cruise costs                                      1,644          1,336            6,478            5,276           4,520
Less cruise costs included in net cruise
     revenues
        Commissions, transportation and other            (345)          (274)          (1,572)          (1,227)         (1,021)
        Onboard and other                                 (89)           (74)            (359)            (279)           (229)
                                                 ------------    -----------     ------------     ------------    ------------
Net cruise costs                                 $      1,210    $       988     $      4,547     $      3,770    $      3,270
                                                 ============    ===========     ============     ============    ============

ALBDs                                              11,141,844      9,929,108       44,009,061       37,554,709      33,309,785
                                                 ============    ===========     ============     ============    ============

Gross cruise costs per ALBD (2)                  $     147.44    $    134.48     $     147.20     $     140.50    $     135.69
                                                 ============    ===========     ============     ============    ============

Net cruise costs per ALBD (2)                    $     108.47    $     99.43     $     103.31     $     100.38    $      98.16
                                                 ============    ===========     ============     ============    ============

2004 Fourth Quarter Earnings

          NOTES TO REPORTED AND PRO FORMA GAAP RECONCILING INFORMATION

(1) The pro forma information gives pro forma effect to the DLC transaction between Carnival Corporation and Carnival plc, which was completed on April 17, 2003, as if the DLC transaction had occurred on December 1, 2002. Management has prepared the pro forma information based upon the companies' reported financial information and, accordingly, the above information should be read in conjunction with the companies' financial statements, as well as pro forma information included in the companies' joint Current Report on Form 8-K filed on March 5, 2004.

      The DLC transaction has been accounted for as an acquisition of Carnival plc by Carnival Corporation, using the purchase method of accounting. The Carnival plc accounting policies have been conformed to Carnival Corporation's policies. Carnival plc's reporting period has been changed to the Carnival Corporation reporting period and the pro forma information covers the same periods of time for both companies.

      The pro forma information has not been adjusted to reflect any net transaction benefits from the DLC transaction. In addition, it excludes $51 million for the year ended November 30, 2003 of nonrecurring DLC transaction costs, which were expensed by Carnival plc prior to April 17, 2003. The exclusion of these nonrecurring costs is consistent with the requirements of Article 11 of Regulation S-X. The 2003 pro forma information was computed by adding Carnival plc's 2003 results, adjusted for acquisition adjustments (reductions of $16 million of depreciation expense and $3 million of interest expense for the year ended November 30,
      2003) to the 2003 Carnival Corporation reported results. Finally, the pro forma information does not purport to represent what the results of operations actually could have been if the DLC transaction had occurred on December 1, 2002 or what those results will be for any future periods.

(2) In the cruise industry, most companies, including Carnival Corporation & plc, generally consider net cruise revenues, which is used in the computation of net revenue yields, to be a commonly used indicator of revenue performance rather than gross cruise revenues. Also, net cruise costs, which is used in the computation of net cruise costs per ALBD, is considered to be the most significant measure used to monitor our ability to control costs rather than gross cruise costs.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

                                       ###